CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Panorama Series Fund, Inc.:

We consent to the use in this Registration Statement of Growth Portfolio (one of the portfolios constituting the Panorama Series Fund, Inc.), of our report dated February 16, 2010, relating to the financial statements and financial highlights of Growth Portfolio, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/ KPMG LLP

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                         KPMG LLP

Denver, Colorado

April 26, 2010